                    AMENDED AND RESTATED SUBLICENSE AGREEMENT


         THIS AGREEMENT is made this the first day of January, 1997 by and between Research Triangle Pharmaceuticals Ltd., a North Carolina corporation which has its principal place of business at 4364 S. Alston Avenue, Durham, North Carolina 27713 ("RTP"), and Sparta Pharmaceuticals, Inc., a Delaware corporation, which has its principal place of business at 111 Rock Road, Horsham, Pennsylvania 19044-2310 ("Sparta")



                                    Recitals

         1. RTP entered into a Technology License Agreement dated March 11, 1991 among Cato Holding Company, Research Triangle Pharmaceuticals Ltd., Haynes-Kirkpatrick Pharma-Logic, Inc. (now "Pharma-Logic, Inc."), Duncan Haynes, and Anthony Kirkpatrick ("Technology License Agreement"), pursuant to which Research Triangle Pharmaceuticals Ltd. licensed rights to certain drug delivery technologies from Pharma -Logic, Inc. more particularly described therein but which have been generally referred to by the parties thereto as the Microdroplet, Microcrystal and Novel Liposome Technology.


         2. On July 13, 1992, RTP and SPARTA entered into a Sublicense Agreement (the "Sublicense Agreement") with respect the Microdroplet, Microcrystal and Novel Liposome Technology in the field of anti- cancer applications. This Sublicense agreement was subsequently amended by the parties on October 27, 1992, March 19, 1993, August 18, 1993, and July 22, 1994 (all of which are referred to as the "Sublicense Amendments").


         3. On or about October 25, 1996 RTP entered into a Technology Purchase Agreement with Pharma Logic, Inc. pursuant to which RTP acquired rights to technology formerly licensed under the Technology License Agreement. On the same date, RTP entered into a License Agreement with RTP Pharma, Inc. ("RTP Pharma") pursuant to which rights of RTP in the Microdroplet, Microcrystal and Novel Liposome Technology other than that licensed to SPARTA were licensed to RTP Pharma, Inc.


         4. SPARTA and RTP desire to make technical changes in the Sublicense Agreement to reflect RTP's status as an owner, rather than a licensee of the technology, to narrow the scope of the field of use, to change certain financial terms, and to make other technical amendments as are necessary and appropriate.


         NOW, THEREFORE, in consideration of the covenants and premises herein recited and of other good and valuable consideration, the receipt of which is hereby acknowledged, RTP AND SPARTA AGREE AS FOLLOWS:


1. Definitions.


The following terms, when initially capitalized, shall have the following respective meanings:

         Affiliate. "Affiliate" shall mean any entity in which SPARTA or any of its officers, agents, employees, or spouses thereof have a direct or indirect ownership interest of fifty (50) percent or more, or any person or entity which directly or indirectly, or through one or more intermediaries, controls, is controlled by, or is under common control with SPARTA or any of its officers, agents, employees, or the spouses thereof. For purposes of this paragraph, "control" shall mean the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise.


         Agreement. "Agreement" shall mean and refer to this Amended and Restated License Agreement.


         Application. "Application" shall mean and refer to a finished pharmaceutical formulation within the Field suitable for delivering drugs whose manufacture, use or sale is covered by Licensed Rights.


         Anti-Cancer Agent. "Anti-Cancer Agent" shall mean and refer to an agent that it is intended to be used alone or in combination with other agents or modalities such as surgery, radiation, or other non- pharmaceutical procedures for the prevention, cure or treatment of neoplasia or dysplasia, whether or not malignant, including but not limited to the primary and meta static lesions of any such neoplasia or dysplasia.


         Best Efforts. "Best Efforts" shall mean and refer to that reasonable level of efforts undertaken in good faith which the performing party shall exert which, in the performing party's sole judgment, shall be best suited to commercialize the licenses granted under this Agreement and to carry out the intent of this Agreement, taking into account such factors as time and expense encountered in patent prosecution, regulatory considerations, capital formation, cost factors derived at the completion of the development, competitive and other market conditions. "Best Efforts" shall not imply any warranty or guaranty that the intended result can or will be accomplished.


         Continuing License Fees. "Continuing License Fees" shall mean and refer to any royalty, or license fee, or the equivalent thereof even if not called the same, other than Up-Front License Fees, received by SPARTA or its Affiliates, including but not limited to periodic, running or continuing royalties or license fees, which are compensation to SPARTA or its Affiliates for rights granted by SPARTA or its Affiliates to utilize the Licensed Rights, to make, have made, use and sell Applications. Notwithstanding the foregoing, "Continuing License Fees" shall not include any revenue received by SPARTA or its Affiliates which reimburses SPARTA for its reasonably allocated costs related to the development of an Application, nor shall "Continuing License Fees" include any equity investment made in SPARTA or its Affiliates by a Third Party, or contribution to a joint venture, or the equivalent thereof, provided that, in the case of a joint venture, said joint venture uses and practices Applications and the joint venture becomes a Sublicensee. In the event SPARTA manufactures and supplies Applications to a Sublicensee or a Sublicensee Affiliate, Continuing License Fees shall also include any amounts received by SPARTA from said Sublicensee or Sublicensee Affiliate with regard to the supply of such Applications by SPARTA to the Sublicensee or Sublicensee Affiliate in excess of twice SPARTA's reasonably allocated cost of goods for such Application.


         CRL. "CRL" shall mean and refer to Cato Research Ltd., a North Carolina corporation with its headquarters and principal place of business located at 4364 South Alston Avenue, Durham, North Carolina, and that is an affiliate of RTP.


         Default. "Default" shall mean and refer to a material breach of any material term of this

         Agreement by a party to this Agreement, an Affiliate or a Sublicensee.


         FDA. "FDA" shall mean the United States Food and Drug Administration and its successors.


         Field of Use. "Field of Use" or "Field" shall mean and refer to any use in humans of (1) of busulfan; (2) Aphidicolin and its water soluble ester derivatives, including glycine ester, and the lipophilic derivatives of aphidicolin; (3)[*], (4) one Anti-Cancer Agent Application determined pursuant to Section 2.2, and, (5) any additional therapeutic indication received on the drugs listed in (1)-(4) preceding following receipt of regulatory approval as a primary indication as an Anti-Cancer Agent.

         First Commercial Sale. "First Commercial Sale" of an Application shall mean any arm's length transaction which transfers to a purchaser physical possession and title to an Application. Transfer of possession and title to an Affiliate or Sublicensee shall not constitute a First Commercial Sale. Sales or transfers which are made in the drug development process prior to receipt of approval of a New Drug Application by the FDA for use in humans shall not be considered a First Commercial Sale.


         Fraction. "Fraction" shall mean and refer to a fraction the numerator of which is one (1) and the denominator of which is ten (10).


         Licensed Rights. "Licensed Rights" shall mean and refer to all of the rights RTP has throughout the Territory with respect to Patent Rights and Other Proprietary Rights.


         Net Selling Price. "Net Selling Price" shall mean and refer to [


         Information omitted and filed separately with the Commission under Rule 24b-2.








                                                                       ]

Notwithstanding the foregoing, no deductions shall be made for [ *

                ]. Also, no deduction shall be made for[      *              ].
Applications or kits including Applications shall be considered sold when billed out or invoiced. Unless otherwise agreed among the parties, when the Application is sold as a part of a kit in which multiple products are sold: (a) if there is only a single pharmaceutical formulation in the kit, the entire price of the kit shall be considered within the Net Selling Price; (b) if there are multiple pharmaceutical formulations containing active ingredients in the kit and not all of such formulations are Applications, for the purpose of determining how to allocate the purchase price of the kit to Net Selling Price with respect to an Application included within a kit,

[*Information omitted and filed separately with the Commission under Rule
  24b-2.]
                                        3
the Net Selling Price shall include that portion of the selling price of the kit which is represented by a fraction, the numerator of which is the number of Applications included in the kit, and the denominator of which is the total number of pharmaceutical formulations containing active ingredients included in the kit.

         Other Proprietary Rights. "Other Proprietary Rights" shall mean and refer to any know-how, technical data, techniques, methods, or skills that are:
(1) directly related to the Patent Rights, (ii) are trade secrets owned by RTP, and (iii) are necessary to practice or useful in practicing the above Patent Rights. "Proprietary Rights" shall not include any formulation or invention which is (1) disclosed in the published literature, including a published patent application or issued patent, (2) generally available to the recipient without breach of this Agreement, (3) obtained from a Third Party without binder of secrecy, (4) or known by SPARTA prior to the date hereof and not otherwise protected by a confidentiality agreement with RTP or not obtained from RTP by SPARTA by misappropriation or other breach of the common law.


         Patent Rights. "Patent Rights" shall mean, with respect to the patents and patent applications identified in Schedule 1 attached hereto, all rights of RTP to practice patent applications, issued patents, issued patents arising therefrom and all additions, renewals, extensions, continuations, continuations in part, and divisions arising therefrom.

         A patent application will cease to be a Patent Right for purposes of computing royalty obligations hereunder when it has been abandoned or it (including any parent patent application) has been pending for more than five
(5) years, whichever first occurs, but will be reinstated as a Patent Right for the purposes of computing royalty obligation on the date a patent issues thereon. A patent will cease to be a Patent Right in the event of any of the following:


          (1)  the patent expires;

          (2)  the patent is no longer maintained;

          (3) all pertinent claims in the patent have been held to be invalid by an unappealed or unappealable decision of a court of competent jurisdiction.


         Pharma-Logic. Inc. "Pharma-Logic, Inc." shall mean an Illinois Corporation, formerly Haynes- Kirkpatrick Pharma-Logic, Inc., which is owned by Duncan Haynes and Anthony Kirkpatrick, and which assigned the Patent Rights and some of the Other Proprietary Rights to RTP.


         PTO. "PTO" shall mean and refer to the United States Patent and Trademark Office.


         Requirements. "Requirements" shall mean and refer to the requirements of SPARTA or its Sublicensees for a formulated and finished product constituting an Application, including but not limited to the size and configuration of the tablet, capsule or formulation, density, volume, stability, other manufacturing specifications, the quantities of the product needed and when the product is needed.


         RTP. "RTP" shall mean and refer to Research Triangle Pharmaceuticals Ltd., a North Carolina corporation with its headquarters and principal place of business at 4364 S. Alston Avenue, Durham, North Carolina 27713.

         RTP Pharma. Inc., a body politic and corporate, duly incorporated according to the Canadian Business Corporations Act, having its head office and principal place of business at 1170 Peel Street, 5th Floor, Montreal, Quebec, H3B 4S8, in the City of Montreal, Province of Quebec, Canada, which is an affiliate of RTP.


         Sales Year. "Sales Year" shall mean and refer to the period from January 1 through December 31 of each calendar year unless otherwise agreed by the parties hereto.


         SPARTA. "SPARTA" shall mean and refer to SPARTA Pharmaceuticals, Inc., a Delaware corporation, with its headquarters and principal place of business at 111 Rock Road, Horsham, Pennsylvania 19044-2310.

         Sublicense. "Sublicense" shall mean and refer to any agreement in which SPARTA, or an Affiliate, conveys to a Third Party any or all of SPARTA's rights to use and practice Licensed Rights within the Field.


         Sublicensee. "Sublicensee" shall mean and refer to any Third Party to whom SPARTA conveys pursuant to a Sublicense any rights of SPARTA to use and practice Licensed Rights pursuant to this Agreement.


         Sublicensee Affiliate. "Sublicensee Affiliate" shall mean any entity in which a Sublicensee or any of its officers, agents, employees, or spouses thereof has a direct or indirect ownership interest of fifty (50) percent or more, or any person or entity which directly or indirectly, or through one or more intermediaries, controls, is controlled by, or is under common control with the Sublicensees or any of its officers, agents, employees, or the spouses thereof. For purposes of this paragraph, "control" shall mean the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

         Technology License Agreement. "Technology License Agreement" shall mean and refer to the Technology License Agreement dated March 11, 1991 among Cato Holding Company, Research Triangle Pharmaceuticals Ltd., Haynes-Kirkpatrick Pharma-Logic, Inc. (now "Pharma-Logic, Inc."), Duncan Haynes, and Anthony Kirkpatrick.


         Term. "Term" shall mean the duration of this Sublicense Agreement more particularly set forth in Section 9.1.


         Territory. "Territory" shall mean and refer to the entire world.


         Third Party. "Third Party" shall mean any entity or person other than RTP, SPARTA or an Affiliate.


         Up-Front License Fees. "Up-Front License Fees" shall mean and refer to any prepaid or up-front royalty payments, license fees or other equivalent lump sum payments made to SPARTA or its Affiliates, by a Sublicensee or other Third Party, for the purpose of obtaining the right to make, have made, use or sell Applications using the Licensed Rights.


2. RTP Obligations.


         2.1. Grant of License. In consideration of the obligations of SPARTA to RTP set forth in this License Agreement, RTP hereby grants to SPARTA and its Affiliates and SPARTA hereby accepts, for itself and on behalf of its Affiliates, upon the terms and conditions set forth in this Agreement, subject to the determination of an Anti-Cancer Agent set forth in Section 2.2. of this Agreement, the exclusive right, throughout the Territory, to:

                  2.1.1. to use and practice the Licensed Rights to make, have made, use and sell Applications within the Field; and,

                  2.1.2. to sublicense the right to use and practice the Licensed Rights to make, have made, use and sell Applications within the Field provided that:

                  (a) Each Sublicense will be subject to the terms of this Agreement, and no term in any Sublicense may be inconsistent with this Agreement;

                  (b) The rights granted to each Sublicensee shall be no broader than the fights granted to SPARTA in this Agreement;

                  (c) SPARTA shall be responsible for the performance of its Sublicensees and Sublicensee Affiliates;

                  (d) If SPARTA cancels this Sublicense Agreement in its entirety, any rights SPARTA may have under a Sub license shall revert directly to RTP;

                  (e) Every Sublicense shall contain a statement setting forth the conditions under which SPARTA's rights, privileges and license hereunder shall terminate;

                  (f) Each Sublicense shall provide language substantially to the effect that, to the extent applicable given the field of use, territory and scope of license granted within the Sublicense: (i) the obligations of SPARTA to RTP set forth in Subsections 4.1., 4.2., 4.5.2., (to the extent not directly paid by SPARTA on behalf of each respective Sublicensee), 4.5.4., 4.5.5., 4.5.6., 4.5.7., 4.7., 4.8.,
         5.1., 5.2., 5.3., 9.1., 9.2., 9.4. (including all subsections), 9.5.
         (including all subsections), and 10 (including all subsections thereof) of this Agreement, as well as all applicable Definitions, shall be binding upon Sublicensees and Sublicensee Affiliates in their respective capacities just as they are binding upon SPARTA; (ii) if this Agreement is terminated for any reason, RTP shall be exclusively entitled to the benefits of such Sublicenses, and (iii) in no event shall RTP be liable for or otherwise responsible for any breach by SPARTA of the terms of any Sublicense or for any other obligation of SPARTA arising out of any such Sublicense, regardless of whether such liability or obligation arises from nonfeasance, misfeasance or malfeasance or other action on the part of SPARTA, even if RTP should assume the ongoing obligations of SPARTA as set forth in (g) below;

                  (g) Each Sublicense shall provide language substantially to the effect that (i) RTP shall receive from each Sublicensee notice of any breach of the Sublicense by SPARTA, (ii) in the event of the breach of the Sublicense by SPARTA, and SPARTA does not cure the breach as set forth in the Sublicense Agreement, subject to the limitation of Subsection 2.1 .2.(f)(iii) immediately above, RTP at its option may elect to assume the ongoing duties and responsibilities of SPARTA pursuant to said Sublicense or to terminate such Sublicense;

                  (h) In order that RTP can determine compliance with this Agreement and related agreements, and so that RTP can provide copies of Sublicenses to Pharma-Logic, Inc., SPARTA agrees to forward to RTP a copy of any and all proposed Sublicenses at least twenty (20) days prior to their final approval and execution;

                  (i) SPARTA shall forward to RTP annually a copy of such reports received by SPARTA from its Sublicensees and Sublicensee Affiliates during the preceding twelve-month period as shall be pertinent to a royalty accounting under said sublicense agreements;

                  (j) Each Sublicense shall include language which provides that: (i) the Sublicensee under such Sublicense shall procure product liability insurance naming Duncan Haynes, Anthony Kirkpatrick, RTP (including its officers and directors), RTP Pharma, Inc. and its officers and directors, Cato Holding Company (and its officers and directors)(for so long as RTP is controlled by Cato Holding Company), Pharma-Logic, Inc., and the University of Miami as named insureds, and shall be in an amount not less than One Million Dollars ($1,000,000) per occurrence, and Five Million Dollars ($5,000,000) in the annual aggregate, subject to reasonable deductibles which are based upon the Sublicensee's or Sublicensee Affiliate's ability to self-insure with respect to the amount of the deductible and excluding from such insurance liability which arises by reason of the negligence, bad faith or illegal act of any of the foregoing persons or entities; (ii) in lieu of (i) above, each Sublicensee or Sublicensee Affiliate may self-insure if it can present to RTP an audited balance sheet as of the end of the last fiscal year and an unaudited balance sheet less than forty-five (45) days old which shows that the Sublicensee has unencumbered liquid assets in excess of $5,000,000; (iii) said Sublicensee or Sublicensee Affiliate shall indemnify and hold harmless Duncan Haynes, Anthony Kirkpatrick, Pharma-Logic, Inc., the University of Miami, Cato Holding Company, RTP Pharma, Inc. and RTP from and against any costs, damages, expenses, or charges, including reasonable attorneys' fees, arising from any claim that any Application as marketed or sold contains latent or non-latent defects or is inherently unsafe or dangerous, except where such claim arises from the negligence, bad faith or illegal act of any of the foregoing persons or entities;

                  (k) Each Sublicense shall have provisions obligating the Sublicensee pursuant to the Sublicense: either (i) to pay minimum royalties from and after [*] years after the execution of the Sublicense, in addition to any development costs or research costs reimbursed under the Sublicense; or (ii) to pay substantially all of the development costs for each Application which is the subject of the Sublicense within reasonable milestones established for said development;

                  (1) Each Sublicense shall provide language substantially to the effect that: (i) upon the failure of the Sublicensee under said Sublicense to meet the minimum use requirements established as set forth in Subsection 2.1 .2.(k) above, the Sublicense shall terminate immediately;

                  (m) No Sublicensee or Sublicensee Affiliate shall have any right to sublicense any of the Licensed Rights; and,

                  (n) Each Sublicensee shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold harmless RTP, its directors, officers, employees, affiliates, RTP Pharma, Inc. and its officers and directors, Cato Holding Company, its trustees, directors, officers, employees, and affiliates, Duncan Haynes, Anthony Kirkpatrick, Pharma-Logic, Inc., and the University of Miami

[*Information omitted and filed separately with the Commission under Rule
  24b-2.]

         against all claims and expenses, including legal expenses and reasonable attorneys' fees, arising out of the death or injury to any person or persons or out of any damage to property and against any other claim, proceeding, demand, expense and liability of any kind whatsoever resulting from the production, manufacture, sales, use, consumption or advertisement of the Application arising from any obligation of SPARTA or Sublicensee or arising out of or pursuant to the Sublicense Agreement between SPARTA and the Sublicensee, except where such death, injury, or damage occurs to RTP or its employees or agents, or to subjects being tested by RTP directly or indirectly, through no substantial fault of SPARTA or said Sublicensee, or where such death, injury, damage, claim, proceeding, demand, expense or liability results substantially from the negligence, illegal act or bad faith of RTP, its employees or agents; and,

                  (o) Each Sublicensee shall be responsible for paying for all of the development costs with respect to each Application licensed pursuant to the Sublicense.

                  2.2. Anti-Cancer Agent. If SPARTA should decide it wishes to commercialize one Anti- Cancer Agent Application, it shall notify RTP of its desire to do so and shall provide RTP with sufficient information to describe the nature of the intended Anti-Cancer Agent Application. RTP shall, in response, notify SPARTA as to whether:

                  (a) RTP or RTP Pharma has a pre-existing bona fide plan to begin development of that Application within a one year period, as evidenced by a business plan that has been approved by the RTP Board of Directors or that of RTP Pharma, Inc.,

                  (b) The proposed Anti-Cancer Agent Application is comprised of all or a part of a category of Anti-Cancer Agents that has been the subject of another license agreement entered into by RTP or RTP Pharma,

                  (c) The proposed Anti-Cancer Agent Application has been the subject of active licensing negotiations by RTP or RTP Pharma within the past year, as evidenced by: (i) written documentation showing interest by a Third Party in securing a license for such Application,
         (ii) , if there have been real and material negotiations, letters of intent have been negotiated, or proposed license- arrangements have been exchanged and discussed, or RTP or RTP Pharma has expended more than negligible resources to attempt to effect such a license, or
         (iii). RTP or RTP Pharma has engaged in other reasonable activities leading to the development qr marketing of the Anti-Cancer Application and such negotiations have not been terminated or have not lapsed by default or inactivity, or,

                  (d) the proposed Anti-Cancer Agent Applications is being the subject of substantial and material development activity by RTP or RTP Pharma (such as chemical synthesis (but not by itself), pharmacology, kinetics, metabolism, assay development, formulation development, manufacturing feasibility, efficacy, safety, toxicology, or other similar studies) to prepare or leading to the preparation of an Investigational New Drug Application (IND) with respect to an Application before the United States Food and Drug Administration or to prepare similar regulatory documents for similar regulatory authorities in other jurisdictions, and if any of (a) through (d) above apply, SPARTA may not undertake the development of that Anti-Cancer Agent. If RTP responds that none of (i) through (iv) apply, SPARTA may include one such Anti-Cancer Agent within the Field of Use and Subsection 2.1. and, upon doing so, SPARTA may not include within the Field of Use any other Anti-Cancer Agent pursuant to this Subsection 2.2.

         2.3. Taxol. SPARTA and RTP agree to work in good faith to establish a 50:50 joint venture to evaluate and develop Taxol and related derivatives utilizing the Patent Rights, it being understood that no such joint venture shall be established until the terms and conditions of such joint venture have been documented in a joint venture agreement that has been executed by the parties thereto. RTP agrees that it will withhold the licensing of Taxol to any party other than SPARTA or said joint venture for a period of one year following the date of this Agreement after which time, if no joint venture has been consummated, RTP shall be free to license the Patent Rights associated with Taxol Applications to other parties.

3.    Additional RTP Obligations.


      3.1. Delivery of Proprietary Data and Information Concerning Patent Rights. RTP shall, as reasonably requested by SPARTA, except where such undertaking would cause a breach of RTP's obligation to Third Parties or cause an undue burden on RTP, furnish to SPARTA copies of and provide access to written material that is owned by RTP and that is within the possession of RTP with respect to the Licensed Rights as is reasonably necessary, without creating an undue burden on RTP, to commercialize the Licensed Rights within the Field and to carry out the purposes of this Agreement. Except where such undertaking would cause a breach of RTP's obligation to Third Parties, SPARTA shall have the reasonable opportunity to discuss the technical aspects of manufacturing with appropriate RTP technical personnel. All such material furnished to SPARTA shall be billed to and paid for by SPARTA at RTP's reasonable cost of reproduction thereof Subject to the terms of Third Party confidentiality rights, RTP shall exercise good faith efforts to inform SPARTA of any material adverse safety information of which RTP becomes aware concerning the safety of Applications within the Field.



      3.2. Clinical Research. Drug Development and Manufacturing . Recognizing that SPARTA and RTP are both young companies with a need to cooperate in order to maximize economies of scale and to avoid duplicate efforts related to drug development and manufacturing of applications utilizing same drug delivery technologies, SPARTA and RTP agree that:

               3.2.1. Clinical Research. Except as otherwise provided in the agreement effective November 27, 1991 by and between SPARTA and CRL, to the extent requested by SPARTA and to the extent available by RTP and its affiliates, Cato Research Ltd. ("CRL") and Cato Pharma Canada, Ltd., RTP will make available its staff or that of said affiliates, to conduct ongoing clinical research activities related to the Applications being developed by SPARTA as requested by SPARTA and at SPARTA's expense, as mutually agreed by the applicable parties.

               3.2.2. Process and Product Development. SPARTA agrees to contract with RTP or its affiliates (which may include but not be limited to RTP Pharma, and a planned joint venture between Societe General de Financement du Quebec and Patheon, Inc.) to conduct, at SPARTA's expense as mutually agreed by the applicable parties, all process and product development work other than animal and clinical studies, and other than such work as is conducted by SPARTA itself; provided that RTP and its affiliates, respectively, have the resources to provide such services and can provide such services on cost-competitive basis and in a timely fashion.

               3.2.3. Product Manufacturing. RTP and its affiliates (which may include but not be limited to RTP Pharma, and a planned joint venture between Societe General de Financement du Quebec and Patheon, Inc.), shall have a right of first refusal to provide, at SPARTA's expense, all of SPARTA's manufacturing Requirements with respect to Applications, provided that RTP and its affiliates, respectively, have the resources to provide such services and can provide such services on cost- competitive basis and in a timely fashion. The foregoing right of first refusal shall not apply to manufacturing of Applications by a Sublicensee or Sub licensee Affiliate.

      3.3. Regulatory Information. Except where such undertakings would cause a breach of RTP's obligations to Third Parties, RTP will execute such instruments, including but not limited to authorizing references to RTP's regulatory filings, including its master file, and take such other action as SPARTA may reasonably request in order to obtain regulatory approvals of Applications.

      3.4. Royalty on Manufacturing Data. If SPARTA provides data and know-how to RTP pursuant to Section 4.2., and such manufacturing data and know-how is licensed by RTP to a Third Party, RTP shall pay to SPARTA a royalty in the amount of [*] of the manufacturing royalty received by RTP from said Third Party. Said royalty shall be paid by RTP to SPARTA in the same manner as that provided in Sections 4.5.4., 4.5.5., 4.5.6. and 4.5.7. with respect to royalties paid by SPARTA to RTP and shall be subject to the same rights by SPARTA as those provided for RTP in Sections 4.5.4.4.5.5.,
      4.5.6. and 4.5.7.

4.    SPARTA Obligations.


      4.1. Patent Prosecution. Except for those costs accrued or paid by RTP prior to the effective date of this Agreement (which costs shall be the sole liability and responsibility of RTP), SPARTA shall pay its Fraction of all reasonable U.S. and foreign patent attorney, patent registration, issuance, or filing fees, search fees, legal fees, and patent translation and patent maintenance expenses with respect to the Patent Rights or Other Proprietary Rights; provided, however, that if said expense relates solely to a use within the Field, then SPARTA shall pay and be responsible for one hundred percent (100%) of said costs.

      4.2. Provision of Manufacturing Data. In recognition that the technology comprising the Licensed Rights has application outside of the field, and in recognition that information related to the manufacture of one Application may potentially be utilized for other Applications, except where such undertaking would cause a breach of SPARTA's obligation to Third Parties, upon request of RTP, and at RTP's expense for procurement of copies thereof and the time of the individuals involved, SPARTA and its Affiliates shall provide RTP with access to all manufacturing feasibility studies, all data on manufacturing processes, all FDA submissions related to manufacturing of Applications, all manufacturing specifications, and all information on manufacturing scale- up for production of Applications which may be utilized or produced during the process of producing Applications within the Field, whether such manufacture is performed by SPARTA, its Affiliates or its Sublicensees, or by Third Party manufacturers under contract with SPARTA, its Affiliates or its Sublicensees. In addition, SPARTA shall make arrangements necessary so that RTP shall have the right to inspect and observe the operation of all facilities in which Applications are produced during such times in which Applications are being produced, and RTP shall have the reasonable opportunity to discuss the technical aspects of manufacturing with appropriate technical personnel in each such manufacturing facility. In addition, RTP will have the right to assay samples of Applications to perform tests on samples from any production run of Applications.

      4.3. Product Development and Manufacturing. SPARTA agrees to conduct its clinical research, product development and manufacturing as provided in Subsection 3.2.

      4.4. Sale and Promotion of Licensed Products. SPARTA agrees to use its Best Efforts to sell Applications within the Territory, to promote the sale of Applications within the Territory, and to enter into Sublicenses to effect the sale and promotion of Applications within the Territory.

4.5.  Royalties. SPARTA shall pay to RTP a Royalty as follows:


      4.5.1. Royalty on Applications Distributed by SPARTA. In the event SPARTA or its Affiliates directly

[*Information omitted and filed separately with the Commission under Rule
  24b-2.]

      or indirectly distribute, use or sell Applications within the Field pursuant to Subsection 2.1.1., SPARTA shall pay to RTP a royalty in the amount of [*] of the Net Selling Price with respect to all other Applications, provided the Application sold is covered by a valid and unexpired claim of a patent included within Patent Rights, or a patent application for the period provided for in the Patent Rights. Furthermore, in the event Applications are sold in a country where there are no issued patents applicable to such sale, and SPARTA, its Affiliates, or Sublicensees are not the exclusive manufacturer or distributor of the subject Applications in such country, the royalty rate provided herein shall be reduced by [*], and shall continue at such rate for the five-year period referred to in the definition of Patent Rights or until such a patent issues or such exclusivity is gained.

      Only a single royalty shall be payable with respect to the sale or use of an Application, irrespective of the number of claims of licensed Rights used in the sale or use thereof.

      4.5.2. License Fees on Sublicenses. In the event SPARTA shall sublicense all or a portion of the Licensed Rights within the Field to a Sublicensee pursuant to Subsection 2.1.2., SPARTA shall pay to RTP an amount equal to
      (i) [*]of Continuing License Fees received by SPARTA with respect to such Sublicensee or its Sublicensee Affiliate, plus [*]with respect to all other Applications, of the Up-front License Fees received by SPARTA with. respect to such Sublicensee or its Sublicensee Affiliate. Furthermore, in the event Applications are sold in a country where there are no issued patents applicable to such sale, and SPARTA, its Affiliates, or Sublicensees are not the exclusive manufacturer or distributor of the subject Applications in such country, the royalty rate provided herein shall be reduced by [*] and shall continue at such rate for the five-year period referred to in the definition of Patent Rights or until such a patent issues or such exclusivity is gained.

      4.5.3. Minimum Royalty. The parties acknowledge that prior to the effective date of this Agreement SPARTA has paid to RTP Minimum Royalties in the amount of [*] pursuant to the Sublicense Agreement and the Amendments. From the effective date of the Agreement forward, a Minimum Royalty shall be paid by SPARTA in the following amounts on or before the last day of each calendar year following execution of this agreement as indicated below:

                            Calendar Year End          Minimum Royalty Due
                            -----------------          -------------------
                                  1997                 $[  *  ]
                                  1998                 $[  *  ]
                                  1999                 $[  *  ]
                                  2000                 $[  *  ]
                            Each calendar year
                           thereafter until 2007
                           or until the amounts
                         paid as minimum royalties
                      are $[   *     ] in addition to
                        amounts previously paid by
                       SPARTA under the Sublicense
                       Agreement and the Sublicense
                              Amendments               $[  *  ]

      Any Minimum Royalty payments made pursuant to this Subsection 4.5.3. shall be credited against SPARTA's obligation to make royalty payments pursuant to Subsections 4.5.1., 4.5.2. and 4.5.4.

      4.5.4. Payment of Royalties. After crediting any Minimum Royalty payments paid pursuant to Subsection 4.5.3. above, royalties payable pursuant to Subsections 4.5.1., and 4.5.2. above, shall be paid within ninety (90) days following the termination of each quarter during the Sales Year. Royalty payments shall be accompanied

[*Information omitted and filed separately with the Commission under Rule
  24b-2.]

      by a schedule showing the number and type of products sold by SPARTA, its Affiliates, Sublicensees or Sublicensee Affiliates during the calendar quarter, and a computation of the royalties due.

      Royalty payments that are not paid for whatever reason within ninety (90) days of the end of the calendar quarter are delinquent on the next day (or the 91st day) and are the subject to the addition of interest at the annual rate of Citibank prime plus 3%, calculated from the date of delinquency (91 days after the end of the calendar quarter) to the date a negotiable payment check is received by RTP.

      Except as provided below, royalty payments shall be paid in United States dollars at RTP's headquarters, or to such other place as RTP may reasonably designate, consistent with the laws and regulations controlling in any foreign country. If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rate prevailing at a first-class foreign exchange on the last business day of the calendar quarter reporting period to which such royalty payments relate.

      Only a single Up-Front License Fee and/or Continuing Royalty shall be payable with respect to an Application, irrespective of the number of claims of Licensed Rights used in the manufacture, use or sale thereof.

      4.5.5. Books and Records. SPARTA and its Affiliates shall keep such accurate records, books of account, and product catalogues as will show in detail the number and type of Applications on which royalty is payable hereunder manufactured and sold and the selling prices therefor, and such records and books of account, as well as other records relating to materials procurement, manufacturing, inventory, sales, and licenses as will permit verification thereof SPARTA and its Affiliates shall permit RTP's representatives to take excerpts from and make copies of any entries or details of such records.

      SPARTA and its Affiliates shall keep true and accurate accounts of the sales of any pharmaceutical products and kits covered by this Agreement and of the royalties payable to RTP hereunder, and SPARTA and its Affiliates shall deliver to RTP written reports to accompany each of the payments specified in this Subsection 4.8., setting forth, in reasonable detail, the computation of the royalties then payable (if none, so stating) and the underlying facts.

      SPARTA and its Affiliates shall furnish such other reports as may be reasonably required by RTP and reasonably available to SPARTA and its Affiliates as to sales and prospective sales under this Agreement.

      SPARTA shall deliver to RTP copies of all Sublicense agreements, insurance certificates and such other evidence as RTP may reasonably request to determine compliance with this Agreement.

      4.5.6. Foreign Taxes. Any and all foreign taxes levied on account of royalties accruing under this Agreement remittable from a country in which provision is made in the law or by regulation for withholding shall be deducted from such royalty, shall be paid by SPARTA and its Affiliates to the proper taxing authority, and proof of payment will be secured and sent to RTP as evidence of such payment. Notwithstanding the foregoing, in the event that the revenues received by SPARTA or an Affiliate cannot be converted into U.S. Dollars and/or cannot be repatriated from a foreign country, such royalty payments shall be made for the benefit of RTP, as directed by RTP, subject to applicable law.

      4.5.7. Audit. RTP shall have the right, at its own expense, during the term of this Agreement and for a period of one (1) year following any termination of this Agreement, to have an independent public accountant examine the relevant books and records of SPARTA or its Affiliates during reasonable business hours, to determine whether appropriate accountings and payments have been made by SPARTA or its Affiliates; provided, however, that SPARTA and its Affiliates shall not be obligated to keep records for more than three years after the period has occurred to which the audit relates; provided, further, that such accountant shall report to RTP only as to the accuracy of the royalty statements and payments required to be made hereunder.

      SPARTA shall make prompt adjustment and payment to RTP to compensate for any errors and/or omissions disclosed by the review or audit performed in accordance with this Agreement, and shall be liable for that amount plus interest as set forth in Subsection 4.8.4 above, from the time said payment should have been made. It after conducting an audit as set forth above, it is determined that there has been an underpayment in the amount of four percent (4%) or more of the amount due to RTP, the cost of such audit shall be paid by SPARTA.

      4.6. Annual Maintenance Fee. The parties acknowledge that prior to the effective date of this agreement, SPARTA has paid to RTP [ * ] in annual maintenance fees pursuant to the Sublicense Agreement and the Sublicense Amendments. From the effective date of this Agreement forward, SPARTA shall pay to RTP an Annual Maintenance Fee in the amount of [ * ] by
      December 30, 1997, [  *  ] by December 30, 1998, [   *   ] by December 30,
      1999, and [ * ] by December 30 of each year thereafter until the termination of the agreement for annual maintenance fees in addition to amounts previously paid for annual maintenance fees by SPARTA under the Sublicense Agreement and the Sublicense Amendments.

      4.7 Information Sharing. So long as this requirement is not unreasonably burdensome, and except where such undertaking would cause a breach of SPARTA's obligations to Third Parties, SPARTA and its Affiliates shall provide to RTP on a royalty-free basis, and without any additional consideration of any kind except RTP's performance pursuant to this Agreement, upon reasonable request by RTP, all information, compilations, analyses, reports, studies, data, copies of regulatory filings and proceedings which SPARTA and its Affiliates have developed or acquired which is related to the Licensed Rights or any Application within the Field and which concerns or relates to preclinical and clinical research, safety, use, pharmacokinetics and efficacy. SPARTA and its Affiliates shall automatically provide, without request by RTP, copies of their findings or reports which are required by the FDA or similar regulatory agencies. SPARTA and its Affiliates shall make good faith efforts to notify RTP of any finding of theirs with respect to any material adverse safety information of which they become aware concerning an Application being developed or marketed by them. All such material furnished to RTP shall be billed to and paid for by RTP at SPARTA's reasonable cost of reproduction thereof.


      4.8. Regulatory Information. Except where such undertakings would cause a breach of SPARTA's obligations to Third Parties, SPARTA and its Affiliates will execute such instruments, including but not limited to authorizing references to SPARTA's or its Affiliates' regulatory filings, including their master file, and take such other action as RTP may reasonably request in order to obtain regulatory approvals of finished pharmaceutical formulations utilizing the Licensed Rights outside the Field.

      4.9. Use of Confidential Information. With respect to the disclosures required to be made pursuant to Subsections 4.2., 4.7., and 4.8., the parties acknowledge and recognize that such disclosures are made subject to the confidentiality provisions hereof and that the only purposes consistent with this Agreement for which such proprietary information may be used by the receiving party (or in the case of SPARTA its Affiliates, Sublicensees or Sublicensee Affiliates, or in the case of RTP, parties who would be Affiliates but for the fact that their relationship arises through RTP rather than SPARTA, sublicensees of the Licensed Rights from RTP, or Third Party manufacturers under contract with any of the foregoing entities) are for the development and manufacture of Technology Applications (as defined in Subsection 4.6.) to which such receiving party has rights under the Licensed Rights, and not for the purpose of impairing the rights granted or reserved to either party pursuant to the terms of this Agreement.

5.    Protection of Patent Rights and Other Proprietary Data.

[*Information omitted and filed separately with the Commission under Rule
  24b-2.]

      The following actions shall be taken to protect the Patent Rights and Other Proprietary Rights:

      5.1. Filing and Maintenance of Patents. RTP shall initially select those countries or patent offices where it wishes to have patents filed or maintained to perfect or protect the Patent Rights. At the request of SPARTA, RTP shall undertake filings in those countries or patent offices where SPARTA wishes to have patents filed or maintained to perfect or protect the Patent Rights which were not initially selected by RTP. RTP shall take steps which are necessary to file, obtain (if possible) and maintain such patent protection and RTP shall have the right to select patent counsel to carry out the filings, but it shall consult with and keep SPARTA fully informed regarding the status of such filings and the selection of counsel. SPARTA shall pay to RTP SPARTA's Fraction of said patent filing and maintenance expenses; provided, however that if said patent filing or other related patent protection or maintenance activity solely relates to the Patent Rights within the Field, or if SPARTA has requested a filing in a country were RTP had previously elected not to file, SPARTA shall be responsible for payment of One Hundred Percent (100%) of such costs. SPARTA shall have the right, at its own cost and expense to file for any patents encompassing all or a part of the Licensed Rights in any country which RTP fails to file hereunder, provided that the patent counsel who shall undertake such filings must be approved by RTP, which approval shall not be unreasonably withheld.

      Upon request by SPARTA, and at SPARTA's expense, RTP shall prepare and execute such documents and take such other actions as are reasonably necessary and appropriate to seek extension of the term of any patents included within the Patent Rights pursuant to the terms of the Patent Term Restoration Act of 1984. RTP shall have the authority to select counsel and control the content of such filings, but it shall consult with and keep SPARTA fully informed regarding the status of such filings and the selection of counsel.

      5.2. Defense of the Patent Rights. Upon receipt of notice of any threatened or pending claim, suit, or cause of action whatsoever, alleging that the practice or use of the Licensed Rights infringe upon any other valid patent or is otherwise invalid, the party hereto receiving said notice shall so inform the other party. RTP shall have the first right and the duty to investigate and defend the claim, provided, if at any time, it no longer wishes to act on its own, and it is requested to do so by SPARTA, it shall continue such investigation at SPARTA's expense. RTP shall consult with and keep SPARTA fully informed regarding the status of such investigation and defense and the selection of counsel. In the event that RTP, at any time, fails to undertake the defense of said claim, SPARTA shall have the right to defend the claim, provided that no settlement shall occur except with the consent of RTP, which consent shall not be unreasonably withheld. All costs of such defense incurred by either party, shall first be set off (in proportion to the relative expenditures by each party) against any recovery from said suit, and then the balance, if any, of such costs shall be credited against the royalty and other payments due to RTP pursuant to Subsections 4.5.1., 4.5.2.,and 4.5.3. Any excess recovery shall be treated as Net Selling Price as set forth herein and royalties shall be paid to RTP accordingly. RTP and SPARTA, respectively, shall provide each other with all necessary support and assistance reasonably required in investigating and defending the Licensed Rights.

      If the settlement or the outcome of the litigation requires that SPARTA pay royalties to a Third Party because it is determined or agreed that the Patent Rights, when practiced with respect to a given Application, infringe the rights of the Third Party to whom the royalties are paid, the amount of such royalty payments shall be deducted from the royalty and other payments due to RTP pursuant to Subsections 4.5.1., 4.5.2.,and
      4.5.3. with respect to such Application, but in no event shall RTP be responsible for payment to SPARTA for any royalty payments previously paid by SPARTA to RTP, and in no event shall RTP have to pay to SPARTA any deficiency between the level of royalties paid to RTP by SPARTA and the level of royalties paid by SPARTA to said Third Party. If during the term of this Agreement, after consultation and review by an independent patent attorney mutually selected by RTP and SPARTA, it is determined that it is advisable to seek a license from any Third Party under any patent in order to avoid infringement of said patent by exercise of the Licensed Rights within the Field, then RTP and SPARTA shall in good faith negotiate a license with said Third Party, and any payments which must be made by SPARTA pursuant to said license shall be deducted from royalty and other payments due to RTP pursuant to Subsections 4.5.1., 4.5.2.,and 4.5.3.

      No right of SPARTA pursuant to this Subsection 5.2. may be assigned to a Sublicensee, in whole or in part. SPARTA may, however, at its option, delegate its rights under this Section to an individual who may coordinate and undertake such decisions and activities on behalf of SPARTA, its Affiliates, its Sublicensees and Sublicensee Affiliates, so long as RTP only has to deal with one party or person.

      5.3. Protection Against Infringement. Upon receipt of any information supporting a claim that any Third Party whatsoever is infringing on the Patent Rights, the party hereto receiving said notice shall so inform the other party. RTP shall have the first right and the duty to take any necessary or appropriate actions to prevent the infringement of the Patent Rights provided, if at any time, it no longer wishes to act on its own, and it is requested to do so by SPARTA, it shall continue such action at SPARTA's expense. RTP shall consult with and keep SPARTA fully informed regarding the status of such action and the selection of counsel. In the event that RTP, at any time, fails to undertake or continue the prosecution of said claim, SPARTA shall have the right to prosecute the claim, within its discretion. All costs of such action shall first be set off (in proportion to the relative expenditures by each party) against any recovery from said suit, if any, and any excess of costs over recoveries shall be credited toward SPARTA's obligations to make payments to RTP as set forth in Subsections 4.5.1., 4.5.2.,and 4.5.3. of this Agreement. All recoveries in excess of the costs of said action, if any, shall be then be treated as Net Selling Price received by SPARTA pursuant to Subsection
      4.8.1. and royalties shall be paid according to that Section. In the event RTP or SPARTA wishes to settle with the alleged infringer, said party shall first procure the consent of the other which consent will not be unreasonably withheld, and RTP will take reasonable steps to attempt to procure the consent required from Pharma-Logic, Inc. under the Technology Purchase Agreement. Each party shall provide the other party with all necessary support and assistance reasonably required by the requesting party in investigating and prosecuting infringement of the Patent Rights.

      Upon request by SPARTA, at SPARTA's expense, RTP shall prepare and execute such documents, and to take such other actions, as are reasonably necessary and appropriate to take all appropriate action under the provision of U.S. Public Law 98-417, to bring a patent infringement action if SPARTA is notified that a Third Party has filed an application for a similar product under Subsections 5.05(b) and 5.05(j) of the U.S. Food, Drug and Cosmetic Act. SPARTA and RTP shall consult with and keep each other fully advised of all their activities under this paragraph. Like coordination and support from each party to the other shall be imputed in foreign countries where similar statutory or regulatory structures exist. RTP shall have the authority to select counsel and control the content of such filings provided that such content must be reasonably acceptable to SPARTA. Costs of SPARTA pursuant to this paragraph shall be treated in the same way as costs of SPARTA as set forth in the first paragraph of this Subsection.


      5.4. Assistance of RTP. RTP shall provide all necessary assistance in the protection or defense of any claim with respect to the Licensed Rights at no compensation but with reimbursement for RTP's expenses out of the proceeds or recoveries resulting from the litigation.

      5.5. Jointly Developed Inventions. Any discoveries or inventions made jointly by employees or agents of SPARTA and RTP while undertaking joint development efforts shall be jointly owned by RTP and SPARTA, and, accordingly, said inventions may be practiced by either or both of the joint owners.

6.    Representations and Warranties of SPARTA.


      6.1. Due Incorporation, Existence. SPARTA is a corporation duly organized and validly existing under the laws of the State of Delaware, with all requisite power necessary to enter into this Agreement.

      6.2. Authority Relative to this Agreement. The execution, delivery and performance of this Agreement by SPARTA and consummation of the transactions contemplated hereby have been duly and effectively authorized by all necessary corporate action, and, to the best of SPARTA's knowledge, will not violate any provision of law applicable to SPARTA. To the best of SPARTA's knowledge, the execution, delivery and performance of this Agreement by SPARTA and the consummation of the transactions contemplated hereby do not require the consent or approval of any person or public authority not already obtained.

      6.3. No Brokers. SPARTA has not entered into any contract, arrangement, or understanding with, and is not aware of any claims or basis for any claims by, any person or firm which may result in the obligation of RTP to pay any finder's fee, brokerage or agent's commission or other like payment in connection with the negotiations leading to this Agreement or the consummation of this Agreement.

7.    Representations and Warranties of RTP.


      7.1. Due Incorporation. Existence. RTP is a corporation duly organized and validly existing under the laws of the State of North Carolina, with all requisite power necessary to enter into this Agreement.

      7.2. Authority Relative to this Agreement. The execution, delivery and performance of this Agreement by RTP and consummation of the transactions contemplated hereby have been duly and effectively authorized by all necessary corporate action. To the best of RTP's knowledge, the execution, delivery and performance of this Agreement by RTP and the consummation of the transactions contemplated hereby do not require the consent or approval of any person or public authority, and, to the best of RTP's knowledge and understanding, do not conflict with the terms of the Technology Purchase Agreement.

      7.3. Encumbrance. RTP covenants that at no time during the term of this Agreement (nor at any time thereafter so long as SPARTA shall enjoy a right originating under this Agreement to practice any of the Licensed Rights) shall RTP assign, transfer, encumber, hypothecate or grant rights in or with respect to the rights granted to SPARTA herein.


      7.4. Non-Interference. RTP represents and warrants that SPARTA's entering into this Agreement and performing under it shall not constitute any interference with the advantageous contractual relations of any Third Party.

      7.5. Non-Infringement. RTP represents and warrants that it is unaware of any claim by any Third Party that SPARTA's practice of the Patent Rights will infringe any valid U.S. patent.

      7.6. Ownership. RTP represents and warrants that it has the rights to grant to SPARTA the rights to Licensed Rights as set forth herein, and that such rights are not the subject of any encumbrance, lien or claim of ownership by any Third Party, except as set forth in the Technology Purchase Agreement. RTP has granted no other license within the Field respecting the Licensed Rights or any part thereof for use in Applications.

      7.7. Litigation. Except as set forth in the European opposition to the filing with the European Patent Office with respect to the microcrystal technology, RTP has not received any notice of any claim from any person asserting that any of the Licensed Rights infringe or may infringe any patent or other proprietary rights of any person. Except as set forth in the aforesaid opposition, RTP is not aware of any infringement by others of its patents or Other Proprietary Rights in any of the Patent Rights, or any violation of the confidentiality of any of its proprietary information. To the best of its knowledge, RTP is not making unauthorized use of any confidential information or trade secrets of any person, including without limitation, any former employer of any past or present employee of RTP. Except as set forth in the European opposition to the filing with the European Patent Office with respect to the microcrystal technology, to the best of its knowledge, there are not any actions, suits or proceedings pending or, to the knowledge of RTP, threatened, against RTP before a court, arbiter, or any other governmental or non-governmental department, commission, board, bureau, agency or instrumentality which could affect the Licensed Rights or RTP's interest therein.

      7.8. No Brokers. RTP has not entered into any contract, arrangement or understanding with, and is not aware of any claim or basis for any claim, by any person or firm, which may result in the obligation of SPARTA to pay any finder's fee, brokerage or agent's commission or other like payment in connection with the negotiations leading to this Agreement or the consummation of this Agreement.

      7.9. Disclosure. To the best of its knowledge, no representation or warranty by RTP in this Agreement, nor any statement made or documents provided to SPARTA by or on the behalf of RTP in the course of SPARTA's investigation process of deciding to enter this Agreement, contains any untrue statement of material fact, or omits or will omit to state a material fact necessary to make the statements not misleading. RTP does not know or any fact that has not been disclosed to SPARTA that materially or adversely affects or, so far as RTP can reasonably foresee, may materially or adversely affect the Licensed Rights.

      7.10. Confidentiality Agreements. RTP has entered into no confidentiality agreements with, nor has it made any other undertakings to, Third Parties of the type referred to in the exceptions to its disclosure obligations in Subsection 3.1. which would cause a breach of any such undertakings to Third Parties or otherwise prevent the disclosure of information as set forth in Subsection 3.1. absent such exceptions. RTP and SPARTA agree that the disclosures of information which RTP is required to make to SPARTA pursuant to this Agreement are necessary and appropriate to License the Licensed Rights to SPARTA and for SPARTA to develop Applications pursuant to such license.

8.    Indemnification.


      8.1. Indemnification. SPARTA and its Affiliates shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold harmless RTP, its trustees, directors, officers, employees, and affiliates, RTP Pharma, Inc., its trustees, directors, officers, employees and affiliates, Cato Holdings, Inc., its trustees, directors, officers, employees, and affiliates, Duncan Haynes, Anthony Kirkpatrick and Pharma-Logic, Inc., against all claims and expenses, including legal expenses and reasonable attorneys fees, arising out of the death of or injury to any person or persons or out of any damage to property and against any other claim, proceeding, demand, expense and liability of any kind whatsoever resulting from the production, manufacture, sale, use, consumption or advertisement of the Application arising from any obligation of SPARTA hereunder, except where such death, injury, or damage occurs to RTP or its employees or agents, or to subjects being tested by RTP directly or indirectly, through no substantial fault of SPARTA, or where such death, injury, damage, claim, proceeding, demand, expense or liability results from the negligence, bad faith or illegal act of RTP, its employees or agents.

      8.2. Insurance. In addition to the duty of SPARTA and its Affiliates to indemnify RTP as set forth above, and not in lieu thereof, SPARTA and its Affiliates shall procure and maintain for any Applications sold incorporating or utilizing Licensed Rights, product liability insurance naming Duncan Haynes, Anthony Kirkpatrick, RTP, its directors, officers, employees, and affiliates, RTP Pharma, Inc., its trustees, directors, officers, employees and affiliates, Cato Holding Company, its directors, officers, employees, and affiliates, Pharma-Logic, Inc. and the University of Miami as named insureds, and such insurance shall be in an amount, with respect to claims arising in the United States, not less than One Million Dollars ($1,000,000) per occurrence and Five Million Dollars ($5,000,000) in the annual aggregate, subject to reasonable deductibles which are based upon the ability of SPARTA and its Affiliates to self-insure with respect to the amount of the deductible and, in addition, with respect to claims arising outside the United States, not less than One Million Dollars ($1,000,000) per occurrence and Five Million Dollars ($5,000,000) in the annual aggregate, subject to reasonable deductibles which are based upon the Sublicensee's ability to self-insure with respect to the amount of the deductible and excluding from such insurance both in and outside of the United States liability which arises by reason of the negligence, bad faith or illegal act of any of the foregoing persons or entities.

9.    Term. Termination and Default.


      9.1. Term. This Agreement will become effective upon the date hereinabove written and, unless sooner terminated in accordance with any of the provisions herein, will remain in lull force and effect for the life of the last to expire of the patents included in the Patent Rights or a patent application for the period provided in the definition of Patent Rights. Expiration of this Agreement under this provision shall not preclude SPARTA, its Affiliates, Sublicensees and Sublicensee Affiliates from continuing to develop and market Applications and to use Licensed Rights on a royalty-free basis, provided SPARTA shall have paid all sums accrued under the Agreement which are due upon such expiration.

      9.2. Default. In the event that either party defaults or breaches any of the provisions of this Agreement, the other party will have the right to terminate this Agreement by giving written notice to the defaulting party; provided, however, that if the defaulting party cures the default or breach within sixty (60) days after the notice is given, this Agreement will continue in lull force and effect; provided, further, that any default which is a monetary default such as, but not limited to, any monetary obligations set forth in Subsection 4.5 (and all subsections thereof), 4.6 and 5.2., must be corrected or cured within thirty (30) days. The failure on the part of either of the parties hereto to exercise or enforce any right conferred upon it hereunder will not be deemed to be a waiver of any right, nor operate to bar the exercise or enforcement thereof at any time or times thereafter. Any right to terminate this Agreement pursuant to this Subsection, shall be in addition to, and shall not be exclusive of, or prejudicial to, any other rights or remedies the non-defaulting party may have on account of the default of the other party, notwithstanding any other provision of Subsection 9.4. or 9.5.


      9.3. Insolvency of SPARTA. It during the term of this Agreement, SPARTA becomes bankrupt or insolvent or if the business of SPARTA is placed in the hands of a receiver or trustee, whether by the voluntary act of SPARTA or otherwise, RTP shall have the right to terminate this Agreement by giving written notice of termination to SPARTA.

      9.4. Effect of Termination.

         9.4.1. Termination by RTP Pursuant to Subsection 9.2. or 9.3. In the event of termination by RTP pursuant to Subsection 9.2. or 9.3.:

         (a) SPARTA shall retain its rights under Subsection 2.1. with respect to any Application for which SPARTA is not in Default, subject to the provisions of Subsections 4.2, 4.4, 4.5 and 5.2 and all other applicable provisions of this Agreement with respect to such Application and for which (i) SPARTA has filed a Phase I Investigational New Drug Application (IND) (or a similar regulatory filing in Canada, Great Britain, the European Common Market countries, or Japan) in good faith conformity with FDA (or a similar regulatory agency in Canada, Great Britain, the European Common Market countries, or Japan) requirements and which is in due course approved or (ii) which SPARTA is developing; all other rights of SPARTA pursuant to this Agreement shall lapse, provided that for a period of one year after such termination, SPARTA shall continue to be able to sell, subject to the payment provisions of Subsection 4.8., other Applications which SPARTA has in its possession at the time of termination;

         (b) The provisions of Subsections 5.3. (last sentence), 5.4. (first and last sentence), 8.1., 8.2., 10. (except 10.9) shall continue in full force and effect; and,


         (c) The provisions of Subsections 4.5 and 5.2. shall continue for as long as monies due to RTP by SPARTA as of the date of termination have not been paid, and the provisions of Subsection 4.5. shall continue for as long as any revenues with respect to any Application are received by SPARTA, its Affiliates, its Sublicensees or their Sublicensee Affiliates.

         (d) RTP shall assume all rights of SPARTA pursuant to any Sublicense with respect to Applications for which SPARTA has not retained rights pursuant to (a) above;

         9.4.2. Sales after Termination. Upon the termination of this Agreement, SPARTA shall notify RTP of the amount of goods or products constituting Applications SPARTA or one of its Sublicensees has on hand as of the time of such termination and SPARTA shall have a license to sell those goods or products, but no more, provided that SPARTA pays the royalty thereon at the rate and at the time provided for herein.

9.5.     Partial termination.

         9.5.1. Partial Termination by SPARTA. SPARTA can terminate this Agreement in its entirety or on a patent application-by-patent application, patent-by-patent, or country-by- country basis by giving RTP written notice at least three (3) months prior to termination, and thereupon terminate the use or sale by SPARTA, its Affiliates, its Sublicensees, and Sublicensee Affiliates of Applications in that country.

         9.5.2. Patent Costs. In the event SPARTA does not pay for patent costs pursuant to Subsection 4.1. or 5.2. associated with any jurisdiction, and RTP does not terminate this Agreement pursuant to Subsection 9.3., SPARTA's rights pursuant to Subsection 2.1. in such jurisdiction shall lapse and revert to RTP, and such jurisdiction shall no longer be within the Territory. In such event, the patent shall be excluded from this Agreement for that country and all rights to use and sell Applications within that country as well as all rights to receive revenues and profits from the commercialization and exploitation of the Licensed Rights in that country shall belong to RTP.


         9.5.3. Default on Payment of Annual Maintenance Fee. If SPARTA shall default with respect to any payment due pursuant to Subsection 4.6., all rights of SPARTA pursuant to this Agreement shall lapse.

10.      Miscellaneous.


         10.1. Governing Law. This Agreement shall be governed and construed in accordance with the law of North Carolina.

         10.2. No Agency or Partnership. It is understood that in giving effect to this Agreement, SPARTA shall not be an agent or partner of RTP for any purpose and that its relationship to RTP shall be that of an independent contractor. SPARTA shall not have the right to enter into contracts or to incur expenses or liabilities on behalf of RTP. Similarly, it is understood that in giving effect to this Agreement, RTP shall not be an agent or partner of SPARTA for any purpose and that its relationship to SPARTA shall be that of an independent contractor. RTP shall not have the right to enter into contracts, nor incur expenses or liabilities, on behalf of SPARTA.

         10.3. Assignment. This Agreement will be binding upon and inure to the benefit of the successors in interest of the parties hereto. However, SPARTA cannot assign its rights in this Agreement or any interest therein without consent by RTP, which consent will not be unreasonably withheld, provided that SPARTA may assign its rights in this Agreement or Licensed Rights owned by it to any Affiliate or to any corporation with which it may merge or consolidate or to any corporation with which it may transfer all or substantially all of its assets to which this Agreement relates, without obtaining the consent of RTP, if the entity to which the assets or Licensed Rights are transferred would have a net worth, immediately after such merger, consolidation or transfer equal to or in excess of that of SPARTA immediately prior to the transfer and such entity assumes all of the obligations and liabilities of the assigning party pursuant to this Agreement. Upon any such assignment or transfer, except in the case of an assignment to an Affiliate, the assigning party shall be relieved of liability hereunder, and the terms of this Agreement referring to SPARTA hereunder shall include any such assignee or transferee. An attempted assignment by SPARTA except as provided herein shall be void.

         10.4. Severance. In the event any term or provision of this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, then, unless such term or provision goes to the root of the Agreement and subject as otherwise agreed, this Agreement shall continue in full force and effect save that the term or provision shall be deemed to be excised therefrom and shall be interpreted and construed as if such term or provision, to the extent the same shall have been held to be invalid, illegal, or unenforceable, had never been contained herein.

         10.5. Confidentiality.

              10.5.1. Use of Confidential Information. During the term of this Agreement and for a period of five years thereafter, and, with respect to manufacturing and regulatory information and documentation, for a period of twenty-five years after the date hereof both parties shall hold in confidence and not use for any purpose inconsistent with the Agreement the other party's proprietary or confidential information, including but not limited to information concerning trade secrets and Other Proprietary Rights disclosed by either party to the other pursuant to this Agreement. Neither SPARTA nor RTP shall have any obligations with respect to confidentiality or use if said information:


         (a) was known to the recipient prior to the date of the disclosure thereof unless covered by a prior confidentiality agreement; or,

         (b) was known to the public or generally available to the public prior to the date of the disclosure to the recipient; or,

         (c) becomes available to the public or generally available to the public subsequent to the date it was received through no act or failure on the part of the recipient; or,

         (d) materially corresponds in substance to information disclosed or made available to the recipient any time by a Third Party having a bona fide right to disclose or make available the same; or,

         (e) is required to be disclosed to a governmental agency for the purpose of securing essential or desirable authorizations, privileges or rights from governmental agencies or otherwise provided that the agency is itself not required to maintain the information as confidential by contract or operation of law; or,

         (f) is subsequently and independently developed by employees of the receiving party or Affiliates who had no access to the confidential information and who had no knowledge of the confidential information disclosed; or,

         (g) is required to be disclosed for the purpose of filing or prosecuting patent applications, or carrying out any litigation concerning Licensed Rights, but this information shall not be considered a waiver of confidentiality with respect to any information which is subject to the attorney-client privilege; or

         (h) is required to be disclosed for purposes of investigating, manufacturing or marketing Applications, subject to the consent of the party who provided said information, which consent shall not be unreasonably withheld.

         10.5.2. Publications. Except as otherwise provided in the exceptions set forth in Subsection 10.5.1. above, neither party shall submit for written or oral publication any manuscript, abstract or the like which includes data or any other information generated and provided by the other without first obtaining the prior written consent of the other party, which consent shall not be unreasonably withheld, provided, however, that valid commercial reasons may exist for withholding such consent. Nothing contained herein shall be construed as precluding either party from making, in its discretion, any disclosures of information of any type which (a) relate to the safety, efficacy, toxicology and pharmacokinetic characteristics of the microdroplet, microcrystal, or liposome technology incorporated within the Licensed Rights to the extent that either party may be required by law to make disclosures of such information.

10.6. Compliance with Law. The rights and obligations set forth in this Agreement shall be subject to all laws, both present and future, of any government having jurisdiction over either of the parties hereto or the subject matter hereof, and to orders, regulations, directions or the like of such government or any

10.7.    Arbitration.

         10.7.1. General Rules. Except as to issues relating to the validity, construction or effect of any patent licensed hereunder, any and all claims, disputes or controversies arising under, out of, or in connection with this Agreement, which have not been resolved by good faith negotiations between the parties, shall be resolved by final and binding arbitration in Durham or Wake County, North Carolina under the rules of the American Arbitration Association then obtaining, provided that any request for arbitration is filed within 180 days from the date that the party seeking relief knew or through the exercise of due diligence should have known of the facts giving rise to the dispute. The arbitrators shall have no power to add to, subtract from or modify any of tile terms or conditions of this Agreement. Any award rendered in such arbitration may be enforced by either party in any court of competent jurisdiction.

         10.7.2. Patents. Claims, disputes or controversies concerning the validity, construction or effect of any patent licensed hereunder shall be resolved in any court having jurisdiction thereof.

         10.7.3. Validity of Patents. In the event that, in any arbitration proceeding, any issue shall arise concerning the validity, construction or effect of any patent licensed hereunder, the arbitrators shall assume the validity of all claims as set forth in such patent; in any event the arbitrators shall not delay the arbitration proceeding for the purpose of obtaining or permitting either party to obtain judicial resolution of such issue, unless an order stating such arbitration proceeding shall be entered by a court of competent jurisdiction. Neither party shall raise any issue concerning the validity, construction or effect of any patent licensed hereunder in any proceeding to enforce any arbitration award hereunder or in any proceeding otherwise arising out of any such arbitration award.

10.8. Laws. This Agreement shall be construed in accordance with the laws of the State of North Carolina but the scope and validity of any patent comprised within the Patent Rights shall be governed by the applicable laws of the country granting such patent. In the event that any dispute hereunder is not otherwise resolved, the parties hereto acknowledge and accept jurisdiction over any such dispute in the United States District Court for the Middle District of North Carolina.

10.9. Force Majeure. No failure or omission by a party hereto in the performance of any obligation of this Agreement, other than a failure to make any monetary payment when due, shall be considered a breach if caused by reasons beyond the reasonable control of such party, including but not limited to: acts of God; act or omissions of any government; any rule, regulation or order issued by any governmental authority or by any officer, department, agency or instrumentality thereof; fire; storm; flood; earthquakes; accident; war; rebellion; insurrection; riot; invasion; strikes; and lockouts; provided, however, that the affected party shall use its Best Efforts to avoid or remove such causes or non-performance and shall continue performance with the utmost dispatch whenever such causes are removed. When such circumstances arise, the parties shall discuss what, if any, modification of the terms of this Agreement may be required to arrive at an equitable solution.

10.10. Notice. Notice hereunder shall be in writing and shall be duly dispatched in the U.S. Mails by registered mail, by Federal Express courier, duly addressed:

           if to SPARTA to:            J. Hook, President & CEO
                                       SPARTA Pharmaceuticals, Inc.
                                       111 Rock Road
                                       Horsham, Pennsylvania 19044-2310

           or if to RTP to:            Gary W. Pace, President & CEO
                                       Research Triangle Pharmaceuticals Ltd.
                                       4364 S. Alston Avenue
                                       Durham, North Carolina 27713

           with a copy to:             Walter E. Daniels
                                       Daniels & Daniels, P.A.
                                       1000 Park Forty Plaza, Suite 280
                                       Durham, North Carolina 27713


or in either case, to such other address as the recipient party shall previously have designated for the purpose by written communication to and actually received by the giving party.

10.11. Waiver. The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term of condition by the other party.

10.12. Non-Use of Names. Except as required by law, rule, or regulation, and except as provided in the third paragraph of this Subsection 10.12., no statement concerning the signing of this Agreement shall be made or released to any medium or public communication by either party, except with the prior written approval of the other.

Except as set forth in the third paragraph of this Subsection 10.12., SPARTA shall not use RTP's name or the names of any inventor in connection with any product or process or for any promotional purposes, without the prior written consent of RTP.

Notwithstanding the provisions immediately above, it is understood that SPARTA shall be free to release to prospective investors, investment bankers, regulatory authorities and other appropriate parties, the existence of and such information concerning the terms and conditions of this Agreement, and SPARTA's operations under it, which SPARTA may deem reasonably necessary in connection therewith, or that may be required by applicable law regulating disclosure of information with respect to potential investment.

10.13. Trademarks of SPARTA. SPARTA and its Sublicensees, at its and their expense, shall be responsible for the selection, registration and maintenance of all trademarks which it or they may employ in connection with Applications and shalt own and control such trademarks.

10.14. Captions. The captions used in this Agreement are for convenience only and shall not be construed as being part of this Agreement.

10.15. Entire Understanding; Merger; Amendment. This Agreement represents the entire understanding between the parties, and supersedes all other agreements, express or implied, between the parties concerning Applications, Licensed Rights or any other subject matter of this Agreement. This agreement shall not be amended except pursuant to a writing executed by both parties. Notwithstanding the foregoing, any approvals previously given by RTP with respect to Sublicenses granted by SPARTA under the Sublicense Agreement and the Sublicense Amendments shall remain in full force and effect.

      IN WITNESSETH HEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date hereof first set forth.

Research Triangle Pharmaceuticals Ltd.


By /s/ Gary W. Pace
   -----------------------------



SPARTA Pharmaceuticals, Inc.

By /s/ Jerry B. Hook
   -----------------------------

                                   Schedule 1
         Patents and patent applications being licensed by RTP to Sparta pursuant to the amended and restated license agreement


- Phospholipid-coated microcrystals: injectable formulations of water-insoluble drugs Purchased from Pharma-Logic, Inc.

         United States Patent             #5,091,187              issued 2/25/92


- Phospholipid-coated microcrystals: injectable formulations of water-insoluble drugs Purchased from Pharma-Logic, Inc.

         United States Patent             #5,091,188              issued 2/25/92


- Sustained release of water-soluble bio-molecules and drugs using phospholipid-coated microcrystals, microdroplets, and high concentration liposomes Purchased from Pharma-Logic, Inc.

         United States Patent             #5,246,707             issued 9/21/93
         US reissue Patent                #Re. 35,338            issued 9/24/96
                                  application #08/304,225


- Sustained release of water-soluble bio-molecules and drugs using phospholipid-coated microcrystals, microdroplets, and high concentration liposomes Purchased from Pharma-Logic, Inc.

         United States application        #08/663,867              filed 9/6/94


- Phospholipid-coated microcrystals: injectable formulations of water-insoluble drugs Purchased rom Pharma-Logic, Inc.

         Canada application            #2078990                 filed 4/23/91
         Europe application            #91908933.4              filed 4/23/91
         India Patent                  #173,056                 issued 4/22/91
         Japan application             #3-508854                filed 4/23/91
         Korea application             #702656/92               filed 4/23/91
         Mexico Patent                 #178176                  issued 5/29/95
         Russia application            #92016352                filed 4/23/91
         Taiwan Patent                 #61654                   issued 7/31/93
         South Africa Patent           #91/3122                 issued 4/29/92

- Method of inducing local anesthesia using microdroplets of a general anesthetic Purchased from Pharma-Logic, Inc.

         United States Patent             #4,622,219             issued 11/11/86


- Microdroplets of water soluble drugs and injectable formulations containing same Purchased from Pharma-Logic, Inc.

         United States Patent             #4,725,442             issued 2/16/88


- Method of inducing local anesthesia using microdroplets of a general anesthetic Purchased from Pharma-Logic, Inc.

         Austria Patent                   #153,926               issued 2/6/91
         Belgium Patent                   #153,926               issued 2/6/91
         Canada Patent                    #1,242,645             issued 10/4/88
         Switzerland Patent               #153,926               issued 2/6/91
         Germany Patent                   #P348104               issued 2/6/91
         Europe Patent                    #153,926               issued 2/6/91
         France Patent                    #153,926               issued 2/6/91
         Great Britain Patent             #153,926               issued 2/6/91
         Japan Patent                     #2,518,605             issued 5/17/96
         Luxembourg Patent                #153,926               issued  2/6/91
         Netherlands Patent               #153,926               issued 2/6/91
         Sweden  Patent                   #153,926               issued 2/6/91


- Compressed fluid technology for insoluble drug delivery
Owned by Research Triangle Pharmaceuticals Ltd.*

         United States provisional patent #60/005,340            issued 10/17/95


- Composition and method of preparing water-insoluble substances Owned by Research Triangle Pharmaceuticals Ltd.

         United States application        #08/701,483             filed 8/22/96





* the patent application will be co-owned with the University of Texas